CERTIFICATE OF DESIGNATIONS

			     OF

	GOLD-DENOMINATED PREFERRED STOCK, SERIES II
		(Par Value $0.10 Per Share)

			     OF

	    FREEPORT-McMoRan COPPER & GOLD INC.


	     Pursuant to Section 151(g) of the
      General Corporation Law of the State of Delaware

	  We, the undersigned, being a Vice President and the Secretary, respectively, of Freeport-McMoRan Copper &
Gold Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

	  DO HEREBY CERTIFY:

	  FIRST. The Certificate of Incorporation of the Corporation, as amended (hereinafter called the "Certificate of Incorporation"), authorizes the issuance of 2,000,000 shares of Preferred Stock, par value $0.10 per share, of which 1,000,000 shares have been issued. The Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide, without further stockholder action, for the issuance of any or all of the shares of the Preferred Stock in one or more series, with such designation, powers, preferences and relative, participating, optional or other rights, and any qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors of the Corporation with respect to each particular series prior to the issue thereof.

	  SECOND.  The Board of Directors of the
Corporation, acting by Unanimous Written Consents dated
July 21, 1993 and January 6, 1994, and a Special Committee thereof, pursuant to authority specifically granted to it by such Board of Directors, acting by Unanimous Written Consent dated January 13, 1994, duly adopted the following resolutions authorizing the creation and issuance of a series of Preferred Stock to be known as "Gold-Denominated Preferred Stock, Series II."

	  RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock of the Corporation and hereby fixes the number, designation, preferences, rights and any qualifications, limitations or restrictions thereof as follows:

	  1. Designation. (a) 215,279 shares of Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock designated as "Gold-Denominated Preferred Stock, Series II" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series. The Board of Directors is authorized to increase or decrease (but not below the number of shares of this Series then outstanding) the number of shares of this Series.

	  (b)  Shares of this Series which have been
redeemed for cash as hereinafter provided or purchased by the Corporation shall be canceled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and may be reissued as a part of this Series or may be reclassified and reissued as part of a new or existing series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

	  2. Dividends. (a) The holders of shares of this Series shall be entitled to receive, but only out of funds legally available therefor, cash dividends as hereinafter provided. Such dividends shall be paid when, as and if declared by the Board of Directors on the first day of February, May, August and November in each year commencing May 1, 1994 and ending February 1, 2006 (each such date being referred to herein as a "Dividend Payment Date") to holders of record on the record date determined by the Board of Directors in advance of the payment of each particular dividend; provided that dividends payable on February 1, 2006 (the "Mandatory Redemption Date") shall be paid as provided in Section 4. Such dividends shall be cumulative from the date of original issuance of the shares of this Series.

	  (b) So long as any shares of this Series shall be outstanding, the Corporation shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of this Series and the shares of any other class or series of Preferred Stock (including the existing series of Gold-Denominated Preferred Stock), the 7% Convertible Exchangeable Special Preference Stock (hereinafter called the "Special Preference Stock") and any other class or series of stock of the Corporation ranking, as to dividends, on a parity with shares of this Series (the shares of any other class or series of Preferred Stock (including the existing series of Gold-Denominated Preferred Stock), the Special Preference Stock and any other class or series of stock of the Corporation ranking, as to dividends, on a parity with shares of this Series being herein referred to as "Parity Dividend Stock"), (i) declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect of, the Class A Common Stock of the Corporation (the "Class A Common Stock"), the Class B Common Stock of the Corporation ("Class B Common Stock") or any other stock of the Corporation ranking junior to this Series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation (the Class A Common Stock, the Class B Common Stock and any such other stock being herein referred to as "Junior Stock"), other than a dividend payable solely in Junior Stock, (ii) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of a reclassification, exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (iii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock. For purposes of this Section 2 and of Section 4(f), if any depositary shares have been issued with respect to any series of stock, actions with respect to such depositary shares, including acquisition of and payments on or with respect to such depositary shares, shall be regarded as actions with respect to such series of stock.

	  (c) If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of this Series and shares of Parity Dividend Stock, the total available funds to be paid in partial dividends on the shares of this Series and shares of Parity Dividend Stock shall be divided among this Series and the Parity Dividend Stock in proportion to the aggregate amounts of dividends accrued and unpaid with respect to this Series and the Parity Dividend Stock.
Accruals of dividends shall not bear interest.

	  3. Dividend Rate. (a) The Dividend Rate per quarter on each share of this Series shall be an amount equal to the Dollar Equivalent Value (as defined below) of ________ ounces of gold. "Dollar Equivalent Value" means the applicable Reference Gold Price multiplied by the applicable number of ounces of gold. "Reference Gold Price" means, when used to calculate the amount of any dividend payable on any Dividend Payment Date (other than the Mandatory Redemption Date, as to which the calculation shall be made as provided in Section 4) the arithmetic average of the London P.M. gold fixing price (or A.M. gold fixing price if there is no P.M. gold fixing price on the applicable trading date) for an ounce of gold in the London bullion market on each of the five trading days ending on the second trading day prior to the last day of the calendar quarter immediately preceding such Dividend Payment Date, as published in The Wall Street Journal (Eastern Edition) (or, if such prices are not published in The Wall Street Journal, as published in the Financial Times). If for any reason gold is not traded during any relevant period in the London bullion market or is not quoted in U.S. dollars in such market, gold will be valued during such period or portion thereof, as the case may be, on the basis of trading prices, quoted in U.S. dollars, in the then principal international trading market for gold as determined by the Corporation's Board of Directors. On or before the fifth business day preceding each record date for the payment of a dividend in respect of the shares of this Series, the Corporation will cause to be published in The Wall Street Journal (Eastern Edition) or, if such newspaper is not then published, in a newspaper or other publication of national circulation, the amount of the dividend payable in respect of each share of this Series on the next succeeding Dividend Payment Date.

	  (b) Dividends in respect of the first Dividend Period shall accrue from the date of original issuance of the shares of this Series and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months. The term "Dividend Period", as used herein, means (i), with respect to the May 1, 1994 Dividend Payment Date, the period from the date of original issuance of the shares of this Series to and including such Dividend Payment Date, and
(ii), with respect to any other Dividend Payment Date, the period commencing on the day following the immediately preceding Dividend Payment Date to and including such Dividend Payment Date.

	  4. Redemption. (a) The shares of this Series shall be subject to mandatory redemption by the Corporation, out of funds legally available therefor, on the Mandatory Redemption Date at the Dollar Equivalent Value of 2.0 ounces of gold per share plus accrued and unpaid dividends (as hereinafter defined) to the Mandatory Redemption Date.

	  (b)  The shares of this Series shall not be
subject to redemption at the option of the Corporation except as described in this Section 4(b). If on any Dividend Payment Date the total number of shares of this Series outstanding shall be less than 15% of the total number of shares of this Series outstanding on the 40th day following the date of original issuance of the shares of this Series, the Corporation shall have the option to redeem the outstanding shares of this Series, in whole but not in part, out of funds legally available therefor, at an amount equal to the Dollar Equivalent Value of 2.0 ounces of gold per share plus accrued and unpaid dividends (as hereinafter defined) to the date fixed for redemption. For purposes of determining the number of shares of this Series outstanding on any Dividend Payment Date, the shares of this Series acquired by the Corporation on or prior to such Dividend Payment Date and not theretofore canceled (or in the case of any shares of this Series represented by depositary shares, the depositary shares representing shares of this Series acquired by the Corporation on or prior to such Dividend Payment Date and not theretofore delivered to the depositary for the depositary shares for cancellation) shall be deemed to be outstanding. Notice of any such redemption as described in this Section 4(b) shall be mailed to holders of the shares of this Series within 30 days after such Dividend Payment Date in accordance with the provisions of Section 4(c).

	  (c) At least 30 days but no more than 60 days prior to the date fixed for redemption of the shares of this Series in accordance with Section 4(a) or (b) hereof (the "Call Date"), a written notice will be mailed to each holder of record (and each beneficial owner to the extent required by law) of shares of this Series to be redeemed, notifying each holder of the Corporation's election to redeem such shares if such redemption is pursuant to Section 4(b), setting forth the method for determining the amount payable per share of this Series on the Call Date, stating the Call Date and calling upon such holder to surrender to the Corporation on the Call Date at the place designated in such notice the certificate or certificates representing the shares called for redemption.

	  (d) At any time after a notice of redemption has been given in the manner prescribed in Section 4(a) or (b) and the amount payable on the date fixed for redemption can be determined by the Corporation, and prior to the date fixed for redemption, the Corporation may deposit in trust, with a bank or trust company identified in the notice of redemption having capital, surplus and undistributed profits aggregating at least $50,000,000, an aggregate amount of funds sufficient for such redemption (including dividends accrued on the shares of this Series called for redemption to the date fixed for redemption) for immediate payment in the appropriate amounts upon surrender of certificates for such shares. Any interest accrued on such funds shall be paid to the Corporation from time to time. Such deposit in trust shall be irrevocable, except that any funds deposited by the Corporation which are unclaimed at the end of two years from the date fixed for such redemption shall be paid over to the Corporation upon its request, and upon such repayment the holders of the shares so called for redemption shall look only to the Corporation for payment of the appropriate amount.

	 (e) From and after the date of the deposit of trust funds for the redemption of shares of this Series in accordance with the provisions of Section 4(d) hereof or, if no such deposit is made, from and after the date fixed for redemption (unless the Corporation shall default in making payment of the amount payable upon such redemption), whether or not certificates for shares so called for redemption have been surrendered by the holders thereof as described below, dividends on the shares of this Series so called for redemption shall cease to accrue, and such shares shall be deemed to be no longer outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the amount payable upon such redemption) shall cease and terminate. Upon surrender in accordance with the notice of redemption of the certificates for any shares of this Series so redeemed (properly endorsed or assigned for transfer if the Corporation shall so require and the notice shall so state), the holder thereof shall be entitled to receive payment of the redemption price plus an amount equal to all accrued and unpaid dividends as aforesaid.

	  (f)  If the Corporation shall have failed to
redeem all outstanding shares of this Series on the Mandatory Redemption Date then, until it shall have redeemed all outstanding Shares of this Series, the Corporation may not (i) declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect of, any Junior Stock other than a dividend payable solely in Junior Stock, (ii) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of a reclassification, exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, (iii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock or (iv) purchase, redeem or otherwise acquire for value any shares of stock of the Corporation ranking on a parity with the shares of this Series as to dividends or distribution of assets upon liquidation, dissolution or winding up ("Parity Stock"). If the funds available for such mandatory redemption are insufficient to redeem all outstanding shares of this Series and any other series of Parity Stock which the Corporation is then obligated to redeem or purchase, the total available funds shall be divided among the shares of this Series and such other series in proportion to the aggregate amount of redemption or other purchase obligations with respect to this Series and such other series.

	  (g) (i) Within 90 days following each Calculation Date (as defined below), the Corporation shall be required to prepare a certificate (a "Corporation Certificate") setting forth its determination of the Reserve Amount (as defined below) as of such Calculation Date. If the Reserve Amount, as shown on the Corporation Certificate prepared with respect to any Calculation Date is less than the Aggregate Reserve Requirement (as defined below) as of such Calculation Date, the Corporation will be required to make an offer (a "Reserve Coverage Offer") to purchase, out of funds legally available therefor, at a price equal to the liquidation preference thereof as of the Purchase Date (as hereinafter defined), a sufficient number of shares of this Series and of other Gold Parity Stock (as defined below) (or the depositary shares, if any, issued with respect thereto) such that, if all such shares had been repurchased on the relevant Calculation Date, the Reserve Amount on that date would have been greater than or equal to the Aggregate Reserve Requirement on such date. If the Corporation Certificate prepared with respect to any Calculation Date shows that the Reserve Amount is less than the Aggregate Reserve Requirement on such date, the Corporation shall include in such Certificate its calculation of the number of shares of this Series (or related depositary shares) and the number of shares of other Parity Stock (or related depositary shares) it intends to offer to purchase to satisfy the foregoing requirements (such number with respect to any series being referred to as the "Offer Amount" with respect to such series). The Corporation, in its sole discretion, may determine the number of shares, if any, of this Series (or related depositary shares) and the number of shares, if any, of each other series of Gold Parity Stock (or related depositary shares) to which a Reserve Coverage Offer will be made so long as such requirements are satisfied.

	  (ii)  If required to make a Reserve Coverage
Offer, the Corporation will commence such offer not more than 60 days after the date of the Corporation Certificate prepared with respect to the applicable Calculation Date, by mailing a notice to all holders of record of the shares of each series included in such Reserve Coverage Offer setting forth (A) that such notice is being given pursuant to a Reserve Coverage Offer, (B) the Offer Amount with respect to such series, (C) the method for determining the amount payable per share of such series on the Purchase Date, (D) the last date (the "Purchase Date"), which shall not be less than 30 nor more 60 days after the date of such notice, by which a holder must elect whether to accept the Reserve Coverage Offer, (E) the procedures that such holder must follow to exercise its rights and (F) the procedures for withdrawing an election. The Corporation shall also cause a copy of such notice to be published in The Wall Street Journal (Eastern Edition) or another daily newspaper of national circulation.

	(iii) Holders of shares of any series electing to have shares of such series purchased by the Corporation pursuant to a Reserve Coverage Offer will be required to surrender the certificates representing such shares, with an appropriate form duly completed, to the Corporation prior to the Purchase Date. Holders will be entitled to withdraw an election by a written notice of withdrawal delivered to the Corporation prior to the close of business on the Purchase Date. The notice of withdrawal shall state the number of shares and certificate numbers to which the notice of withdrawal relates and the number of shares and certificate numbers, if any, which remain subject to the election. If the aggregate number of shares of any series tendered exceeds the Offer Amount with respect to such series, the Corporation will select the shares of such series to be purchased on a pro rata basis as nearly as practicable. The Corporation shall, as promptly as reasonably practicable after the Purchase Date, cause payment to be mailed or delivered to each tendering holder in the amount of the purchase price, and any unpurchased shares to be returned to the holder thereof.

	  (h) If, at the time of the mandatory redemption on the Mandatory Redemption Date or a Reserve Coverage Offer, the funds of the Corporation legally available for redemption or repurchase of the shares of any series are insufficient to redeem or repurchase such shares, those funds legally available shall be used to redeem or repurchase the maximum possible number of shares of such series, pro rata based upon the number of shares to be redeemed or delivered for purchase, as the case may be. At any time thereafter when additional funds of the Corporation become legally available for such purpose, such funds shall immediately be used to redeem or purchase, as the case may be, any additional shares of such series which the Corporation is obligated to redeem or purchase, as the case may be, but which it has not so redeemed or purchased.

	  (i) The Corporation shall not have the right to redeem shares of this Series pursuant to Section 4(a) or (b) unless full cumulative dividends for all past dividend periods shall have been paid or declared and set aside for payment upon all outstanding shares of this Series and all outstanding shares of other series of stock of the Corporation ranking, as to dividends, on a parity with the shares of this Series.

	  (j) The Corporation will not consummate or permit any subsidiary to consummate any transaction involving the Corporation which would cause the Reserve Amount to fall below the Aggregate Reserve Requirement immediately after consummation of such transaction unless the Corporation will have sufficient legally available funds immediately following consummation of such transaction to complete any Reserve Coverage Offer required as a result thereof.

	  (k) Definitions. For purposes of this Section 4, the following terms shall have the meanings indicated:

	  (i) "accrued and unpaid dividends" per share of this Series (A) upon redemption on the Mandatory Redemption Date, (B) in the case of any Reserve Coverage Offer, (C) in the case of any optional redemption and (D) in the case of a liquidation event, shall be equal to the sum of (x) the aggregate amount of any accrued and unpaid dividends on such share through the next preceding Dividend Payment Date (calculated as provided in Section 3) plus (y) a proportionate amount of the regular quarterly dividend at the Dividend Rate for the period from the day following the immediately preceding Dividend Payment Date through the redemption date, Purchase Date or date of liquidating distribution (calculated on the basis of a year of 360 days consisting of twelve 30-day months) multiplied by the Reference Gold Price used to calculate the other amounts payable to holders of the shares of this Series in connection with such redemption, purchase or liquidation event. If a quarterly dividend is not declared and paid as provided in Section 3, the unpaid dividend that shall cumulate for such Dividend Period will be the amount of the dividend that would have been payable on the Dividend Payment Date if such dividend had been timely paid.

	  (ii)  "Aggregate Coverage Requirement" as of any
Calculation Date means the sum of the individual Reserve
Coverage Requirements with respect to each series of Gold
Parity Stock, including this Series.

	  (iii) "Calculation Date" means (i) December 31 of each year and (ii) the date of the consummation of each transaction undertaken by the Corporation or any subsidiary of the Corporation which would either (a) cause the Reserve Amount, as estimated by the Corporation, to decrease by 50% or more from the preceding Calculation Date or (b) cause the Reserve Amount, as estimated by the Corporation, to fall below the Aggregate Reserve Requirement on such date.

	  (iv)  "Gold Parity Stock" means any series of
Parity Stock the liquidation preference of which is based on specified amounts of gold.

	  (v)  "Reference Gold Price", when used to
calculate any amount payable with respect to the shares of this Series (other than dividends payable on any Dividend Payment Date other than the Mandatory Redemption Date) or to purchase any shares of this Series on any date means the arithmetic average of the London P.M. gold fixing price (or A.M. gold fixing price if there is no P.M. gold fixing price on the applicable trading date) for an ounce of gold in the London bullion market, as published in The Wall Street Journal (Eastern Edition) (or, if such prices are not published in The Wall Street Journal (Eastern Edition), as published in the Financial Times) on each of the twenty trading days ending on the second trading day prior to (i) in the case of the mandatory redemption of shares of this Series, the Mandatory Redemption Date, (ii) in the case of any Reserve Coverage Offer, the date of commencement thereof, (iii) in the case of any optional redemption of shares of this Series, the date fixed for such redemption and (iv) in the case of a liquidation event, the date 30 days prior to the date fixed for the liquidating distribution. If for any reason gold is not traded during any relevant period in the London bullion market or is not quoted in U.S. dollars in such market, gold will be valued during such period or portion thereof, as the case may be, on the basis of trading prices, quoted in U.S. dollars, in the then principal international trading market for gold as determined by the Corporation's Board of Directors.

	  (vi) "Required Coverage Multiplier" means (x) 5.0 with respect to this Series, (y) with respect to any other series of Gold Parity Stock having the benefit of a provision requiring an offer similar to the Reserve Coverage Offer, the multiplier applicable thereto by the terms of such other series, and (z) 1.0 with respect to any other series of Gold Parity Stock.

	  (vii) "Reserve Amount" as of any Calculation Date means the Corporation's Proportionate Interest in the estimated proved and probable gold reserves of the Corporation and of any entity in which the Corporation has a direct or indirect beneficial ownership interest. The estimated proved and probable gold reserves shall be determined based upon evaluation methods generally applied by the mining industry. The Corporation's "Proportionate Interest" in any estimated proved and probable gold reserves shall be the Corporation's direct or indirect beneficial ownership interest in such reserves, giving effect to reductions required to reflect any beneficial ownership interest of any person other than the Corporation in such reserves.

	  (viii)  "Reserve Coverage Requirement" with
respect to any series of Gold Parity Stock shall mean the product of (x) the aggregate liquidation preference of all outstanding shares of such series (expressed in ounces of gold) times (y) the Required Coverage Multiplier applicable to such series. With respect to any series with respect to which depositary shares have been issued, the liquidation preference of such series shall be determined on the basis of the number of such depositary shares as are issued and outstanding as of the applicable Calculation Date (excluding any depositary shares which have been acquired by the Corporation on or prior to the date of the preparation of the Corporation Certificate with respect to such Calculation
Date).

	  5. Voting Rights. (a) Except for the voting rights described below and except as otherwise required by law, the holders of shares of this Series shall not be entitled to vote on any matter or to receive notice of, or to participate in, any meeting of the stockholders of the Corporation. Each share of Preferred Stock of this Series will be entitled to one vote on matters which holders of such Series are entitled to vote.

	  (b) Whenever dividends payable on shares of this Series shall be in default in an aggregate amount equal to or exceeding six full quarterly dividends on all shares of this Series at the time outstanding, the number of directors then constituting the Board of Directors of the Corporation shall be increased by two, and holders of shares of this Series shall, in addition to any other voting rights, have the right, voting separately as a class together with holders of all other series of stock of the Company ranking on a parity with shares of this Series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (such other series of stock being herein referred to as "Other Voting Stock"), to elect such two additional directors. In such case, the Board of Directors will be increased by two directors, and the holders of shares of this Series (either alone or with the holders of Other Voting Stock) will have the exclusive right as members of such class, as described above, to elect two directors at the next annual meeting of stockholders. Whenever such right of the holders of shares of this Series shall have vested, such right may be exercised initially either at a special meeting of such holders as provided in
Section 5(c) hereof or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings. The right of the holders of shares of this Series to vote together as a class with the holders of shares of any Other Voting Stock shall continue until such time as all dividends accrued on outstanding shares of this Series to the Dividend Payment Date next preceding the date of any such determination shall have been paid in full, or declared and set apart in trust for payment, at which time the right of the holders of shares of this Series so to vote shall terminate, except as herein or by law expressly provided, subject to revesting upon the occurrence of a subsequent default of the character mentioned above.

	  (c) At any time when the right of the holders of shares of this Series to elect directors as provided in
Section 5(b) hereof shall have vested, and if such right shall not already have been initially exercised, a proper officer of the Corporation, upon the written request of the holders of record of at least 10% of the aggregate number of shares of this Series and shares of any Other Voting Stock at the time outstanding, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of this Series and of such Other Voting Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the same form of notice as is required for annual meetings of stockholders at the place for the holding of annual meetings of stockholders of the Corporation (or such other suitable place as is designated by such officer). If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of such written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States of America, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 10% of the aggregate number of shares of this Series and shares of any Other Voting Stock at the time outstanding may designate in writing one of their number to call such a meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the same form of notice as is required for annual meetings of stockholders and shall be held at the place for the holding of annual meetings of stockholders of the Corporation (or such other suitable place as is designated by such person). Any holder of shares of this Series so designated shall have access to the registry books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subsection (c). Notwithstanding anything to the contrary contained in this subsection (c), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders of the Corporation.

	 (d)  At any meeting held for the purpose of
electing directors at which holders of shares of this Series shall have the right, voting together as a class with holders of shares of any Other Voting Stock to elect directors as provided in Section 5(b) hereof, the presence, in person or by proxy, of the holders of 33 1/3% of the aggregate number of shares of this Series and shares of such Other Voting Stock at the time outstanding shall be required and be sufficient to constitute a quorum of such class for the election of directors pursuant to such Section 5(b). At any such meeting or adjournment thereof, (i) the absence of a quorum of the shares of this Series and shares of such Other Voting Stock shall not prevent the election of the directors to be elected otherwise than pursuant to Section 5(b) hereof and (ii) in the absence of a quorum, either of the shares of this Series and shares of such Other Voting Stock or of any other shares of stock of the Corporation, or both, a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have the power to adjourn the meeting for the election of directors whom they are entitled to elect, from time to time without notice other than announcement at the meeting, until a quorum shall be present.

	 (e) During any period when the holders of shares of this Series shall have the right to vote together as a class with the holders of shares of any Other Voting Stock for directors as provided in Section 5(b) hereof, (i) the directors so elected by such holders shall continue in office until their successors shall have been elected by such holders or until termination of the rights of such holders to vote as a class for directors and (ii) any vacancies in the Board of Directors shall be filled only by a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant. Immediately upon termination of the right of holders of this Series and any Other Voting Stock to vote as a class for directors, (i) the term of office of the directors so elected shall terminate and (ii) the number of directors shall be such number as may be provided for in the by-laws of the Corporation irrespective of any increase pursuant to the provisions of
Section 5(b) hereof.

	 (f) In addition to any other vote required by law, the Corporation shall not (i) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Certificate of Incorporation (including this Certificate of Designations) so as to materially and adversely affect any right, preference, privilege or voting power of this Series or (ii) create, authorize or issue any series or class of stock ranking prior, either as to payment of dividends or distributions of assets upon liquidation, dissolution or winding up, to this Series, without the affirmative vote or consent of the holders of at least two-thirds of the aggregate number of shares of this Series at the time outstanding, voting as a separate class; provided, that any increase in the total number of authorized shares of Class A Common Stock, Special Stock or Preferred Stock, or the creation, authorization or issuance of any series of stock ranking, as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on a parity with the shares of this Series will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; provided, further, that no class vote of the holders of shares of this Series shall be required if, at or prior to the time when the actions described in clause (i) or (ii) of this Section 5(f) shall become effective, provision is made in accordance with Section 4 hereof for the redemption of all shares of this Series at the time outstanding.

	  6. Preference upon Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of dividends and liquidation preferences in respect of any other stock of the Corporation ranking senior to the shares of this Series as to such payments, the holders of shares of this Series shall be entitled to receive, out of the remaining net assets of the Corporation, the Dollar Equivalent Value of 2.0 ounces of gold in cash for each share of this Series, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to or set apart for the holders of any Junior Stock. If, after payment or provision for payment of the debts and other liabilities of the Corporation and of dividends and liquidation preferences in respect of any other stock of the Corporation ranking senior to the shares of this Series as to such payments, the remaining net assets of the Corporation are not sufficient to pay to the holders of shares of this Series the full amount of their preference set forth above, then the remaining net assets of the Corporation shall be divided among and paid to the holders of shares of this Series, holders of shares of any other class or series of Preferred Stock, holders of shares of Special Preference Stock and holders of shares of any other stock of the Corporation on a parity with this Series as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation ratably per share in proportion to the full per share amounts to which they respectively are entitled. For purposes of this Section 6(a) and Section 6(b), a consolidation or merger of the Corporation with one or more other Corporations or the sale of all or substantially all of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

	  (b) Subject to the rights of the holders of shares of any series or class of stock ranking on a parity as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of this Series as provided in Section 6(a) and this Section 6(b), the holders of any Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and shares of this Series shall not be entitled to share therein.

	  7. Taxes. The Corporation will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of certificates for shares of this Series on redemption of less than all of the shares represented by any certificate for such shares surrendered for redemption or pursuant to a Reserve Coverage Offer; provided, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of certificates for shares of this Series in a name other than that of the holder of shares of this Series to be redeemed or repurchased and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation extends no protection with respect to any other taxes imposed in connection with such redemption or repurchase of shares of this Series.

	  8. No Other Rights. The shares of this Series shall not have any relative, participating, optional or other special rights and powers other than as set forth herein and other than any which may be provided by law.

	  IN WITNESS WHEREOF, Freeport-McMoRan Copper & Gold Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Designations to be signed by its Vice President and Treasurer as of this 19th day of January, 1994.


			 FREEPORT-McMoRan COPPER & GOLD INC.



			      By: -----------------------------
				  Name: Robert M. Wohleber
				  Title: Vice President and
					   Treasurer


[CORPORATE SEAL]


Attest:

By: -----------------------------
    Name: Michael C. Kilanowski
    Title: Secretary